EXHIBIT 99.4

VCAT Completes Debt Restructuring

San Diego, California, July 19, 2004 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today announced that it has entered into a Restructuring Agreement with the holders of its principal indebtedness. Under the terms of the Restructuring Agreement, the parties agreed to reduce VCAT’s aggregate outstanding debt from $11,969,463 to $4,200,000. VCAT also agreed to pay an aggregate amount of $100,000 to such holders for expenses related to the debt restructuring. Under the Restructuring Agreement, the debt holders will exchange all the outstanding notes previously issued to them pursuant to the Stock Purchase and Settlement and Release Agreement dated September 27, 1996, which will be cancelled pursuant to the Restructuring Agreement, for new notes in the aggregate principal amount of $4,200,000. The principal due under the new notes is payable in two installments, with the first payment due on July 29, 2004 and the second payment due on September 17, 2004. The new notes bear no interest.

About VCAT

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California.

Except for historical information contained herein, this release includes certain forward-looking statements. These statements are based on management’s belief, as well as assumptions made by, and information currently available to, management. While VCAT believes that its expectations are based upon reasonable assumptions, there can be no assurances that VCAT’s plans, objectives and financial goals will be realized. Numerous factors (including risks and uncertainties) may affect VCAT’s actual results and may cause its plans and objectives to differ materially from those expressed in the forward-looking statements made by or on behalf of VCAT. Some of these factors include dependence on revenues from the Barona Tribe; the ability of VCAT to return to profitability; VCAT’s ability to recognize, develop and exploit additional business opportunities, including its Mariposa software; the ability to attract and retain key employees, including VCAT’s Chairman and Chief Executive Officer, L. Donald Speer II; and other factors detailed in VCAT’s Form 10-KSB, Forms 10-QSB and other reports filed pursuant to the Securities Exchange Act of 1934, as amended. VCAT specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Venture Catalyst Incorporated, San Diego

Investor Relations

Andrew Laub, 858-385-1000

ir@vcat.com

or

Media Relations:

Kelly Jacobs, 619-933-5013

pr@vcat.com